Pricing Supplement No. 5                        Filing under Rule 424(b)(3)
Dated June 23, 1997                             Registration File No. 333-12179
(To Prospectus dated September 30, 1996 and     and No. 33-57659
Prospectus Supplement dated November 15, 1996)  Cusip # 948 74R AV8

                                 $200,000,000

                          WEINGARTEN REALTY INVESTORS

                          MEDIUM-TERM NOTES, SERIES A

Principal amount: $12,000,000                   Floating Rate Notes: N/A
Interest Rate (if fixed rate): 7.07%            Interest rate basis: N/A
Stated Maturity: June 26, 2009                  Paper Rate
Specified Currency: U.S. $                         Prime Rate
Applicable Exchange Rate (if any):                 LIBOR
        U.S. $1.00 = N/A                           Treasury Rate
Issue price (as a percentage of                 CD Rate
        principal amount): 100%                    Federal Funds Rate
Selling Agent's commission (%): 0.625%             Other
Purchasing Agent's discount                     Index Maturity: N/A
        or commission (%): N/A                  Spread: N/A
Net proceeds to the Company (%): 99.375%        Spread Multiplier: N/A
Settlement date (original                       Maximum Rate: N/A
        issue date): June 26, 1997              Minimum Rate: N/A
Redemption Commencement                         Initial Interest Rate: N/A
        Date (if any): N/A                      Interest Reset Date(s): N/A
Interest Determination Date(s): N/A             Optional Repayment Date: N/A
Calculation Date(s): N/A
Interest Payment Date(s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1

        Redemption prices (if any): The Redemption Price shall initially be
N/A     % of the principal amount of such Notes to be redeemed.

        If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

        Additional terms: N/A

        As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $61,000,000.

        "N/A" as used herein means "Not Applicable." "A/S" as used herein means "As stated in the Prospectus Supplement referred to above."

                             CHASE SECURITIES INC
                                      AND
                 DONALDSON, LUFKIN & JENRETTE SECURITIES CORP.